EXHIBIT 99.1

AT SCHAWK, INC.:                                                                                          AT DRESNER CORPORATE SERVICES:
James J. Patterson                                                                                                              Philip Kranz
Sr. VP and CFO                                                                                                                            312-780-7240
847-827-9494	pkranz@dresnerco.com
jpatterson@schawk.com

SCHAWK TO RESTATE PRIOR PERIOD FINANCIAL STATEMENTS;
ANNOUNCES EARNINGS ESTIMATE FOR FOURTH-QUARTER AND FULL-YEAR 2007

Des Plaines, IL, March 31, 2008—Schawk, Inc. (NYSE:  SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, announced that it will restate its financial statements for the fiscal years ended December 31, 2006 and 2005, as well as for each of the quarters ended March 31, June 30 and September 30, 2007 due to the cumulative effect of certain accounting errors described below.  As a result of the pending restatements, the Company’s previously issued financial statements for fiscal years 2006 and 2005 and its interim 2007 financial statements should not be relied upon.

2007 Earnings Estimate
The Company also announced its expected fourth-quarter and full-year 2007 earnings per share results.  All earnings per share references in this press release are on a fully diluted basis.  For the twelve months ended December 31, 2007, the Company expects to report income from continuing operations of $1.06 to $1.08 per share compared to $0.97 to $0.99 per share for the same period of 2006, as restated.  For the fourth quarter of 2007, the Company expects that income from continuing operations will result in earnings of $0.23 to $0.25 per share compared to income from continuing operations of $0.23 to $0.25 per share in the same period of 2006, as restated.  The fourth quarter of 2007 was negatively impacted by higher than expected income tax expense due to truing-up various worldwide tax liabilities resulting in a 51.8 percent effective tax rate.  The full year effective tax rate for 2007 was 42.3 percent.  The effective tax rate for the fourth quarter of 2006 was 45.8 percent and the full year 2006 effective tax rate was 39.8 percent.

The Company expects to announce that it will release fourth-quarter and full-year 2007 financial results on Friday, April 4, 2008.  Additionally, on the same day, the Company expects to host a conference call.

The impact of the restatements on 2007 quarterly earnings per share is expected to be as follows:  the first quarter of 2007 results to be reduced from $0.26 to $0.22 per share; second quarter of 2007 results to be reduced from $0.38 to $0.36 per share; and third quarter of 2007 results to be increased from $0.15 to $0.25 per share primarily as a result of the adjustments described below.

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Description and Effect of Accounting Errors
The pending restatements are the result of the cumulative effect of accounting errors including, among other things, the capitalization of certain costs related to the development of software for sale to third parties and for internal use, and the timing of the recognition of revenue and costs at the Company’s digital solutions business.  As a result of the restatements, earnings per share from continuing operations for fiscal 2005 is expected to be $1.05 to $1.07 per share as restated, versus $1.10 per share as previously reported.  Earnings per share for fiscal 2006 is expected to be $0.97 to $0.99 per share as restated, versus $1.08 per share as previously reported.  The principal errors leading to the conclusion to restate prior period financials are described below.

Software Capitalization

Software for internal use:  In connection with its review of the capitalization of certain costs related to the development of software for internal use, the Company will record an additional expense of $0.5 million in 2007 (net of the reversal of depreciation) which amount had been previously capitalized during the first three quarters of 2007.  In 2006, $1.4 million of previously capitalized costs (net of the reversal of depreciation) will be expensed, and in 2005, $1.8 million of previously capitalized costs (net of the reversal of depreciation) will be expensed.  The Company determined that the amounts that had been previously capitalized do not meet documentation and other capitalization criteria required by generally accepted accounting principles.

Software for sale to third parties:  In addition, the previously disclosed pretax adjustment of $4.2 million in the third quarter of 2007 to write off costs for internally developed software for sale to third parties that had previously been capitalized will be expensed in each of the three years as follows:  In 2007, $1.1 million; in 2006, $1.5 million; and in 2005, $0.3 million.  The balance of $1.3 million will be reflected as an adjustment to opening retained earnings in 2005.  At the end of the third quarter of 2007, the Company determined that the amounts that had been previously capitalized did not meet the capitalization criteria required by generally accepted accounting principles.

Software Revenue Recognition

In 2007, the Company determined that its software solutions business, which represents less than two percent of the Company’s revenue, was not recognizing revenues and costs in accordance with applicable generally accepted accounting principles.  The revenue and costs should have been deferred as opposed to recognizing them currently.  All of the revenue and costs involved will be recognized in the periods being restated as well as in periods after December 31, 2007.  The impact on revenues will be as follows:  For the first three quarters of 2007 a reduction in revenue of $0.7 million; in 2006, a reduction in revenue of $0.7 million; and in 2005, an increase in revenue of $0.2 million.  The impact on pretax income in each of the three years will be as follows:  In the first three quarters of 2007, a negative impact of $0.5 million; in 2006, a negative impact of $0.4 million; and in 2005, a positive impact of $0.1 million. Certain revenues and associated costs will be deferred on the December 31, 2007 balance sheet and these amounts are expected to generate approximately $2.0 million of pretax income in 2008 and future years.

Other Information

In addition to the items noted above, as part of the restatement process, the Company will also be recording other adjustments to its financial statements, the effects of which were previously considered immaterial.  The effects of these adjustments are reflected in the earnings per share ranges noted above.

In connection with the identification of accounting errors leading to the conclusion to restate its prior period financial statements, management expects that the Company will report the existence of material weaknesses in the Company’s internal control over financial reporting as of December 31, 2007; in the areas of internal software capitalization, revenue recognition, income taxes and, consequently, entity level controls.  The Company is focused on improving its internal controls and intends to remedy identified internal control weaknesses throughout 2008.

The statements contained in this press release relating to expected fourth-quarter and full-year 2007 earnings, as well as the statements relating to the restatement of the Company’s previously issued financial statements and future pretax income resulting from deferred software revenue and costs, reflect management’s current expectations.  The actual amounts and consequences of the Company’s restatement adjustments, and the number or type of material weaknesses in internal control over financial reporting, could differ materially from these estimates.  Moreover, these estimates are subject to change based upon, among other things, the completion of the audit and review of the Company’s restated financial statements by its independent registered public accounting firm.  Full restated financial statements will be included in the Company’s Annual Report on Form 10-K that is expected to be filed in April 2008.

About Schawk, Inc.
Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies.  Schawk delivers a broad range of digital pre-media graphic services through 153 locations in 12 countries across North America, Europe, Asia and Australia.  Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials.  Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries.  For more information, visit www.schawk.com.

Safe Harbor Statement

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with our ability to timely complete our review of the accounting matters described herein or the discovery of additional accounting issues, which could cause our investors to lose confidence in our reported financial information and could have a negative impact on the trading price of our stock, higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations, higher than expected

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costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and  exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

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